Exhibit 99.4
For information contact:
Paul R. Flanders
FOR IMMEDIATE RELEASE	Chief Financial Officer
(315) 424-0513

CARROLS CORPORATION REPORTS SECOND QUARTER 2003 RESULTS

SYRACUSE, NEW YORK (August 19, 2003)—Carrols Corporation reported that revenues for the second quarter ended June 30, 2003 were $165.6 million compared to $173.4 million in 2002 and that it had net income of $2.7 million compared to net income of $5.3 million in the second quarter of last year. For the six months ended June 30, 2003 revenues decreased to $317.9 from $331.2 in 2002 and net income decreased to $1.8 million from $6.0 million in the prior year.

The Company reported that EBITDA (earnings before interest, income taxes, depreciation and amortization) was $21.5 million for the second quarter of 2003 compared to $25.4 million in the prior year. For the six months ended June 30, 2003, EBITDA was $36.3 million compared to $43.6 million in the first six months of 2002.

Carrols reported that revenues from its Hispanic restaurant brands, which include the Taco Cabana and Pollo Tropical restaurant chains, increased to $73.8 million in the second quarter from $71.1 million in 2002, and that EBITDA was $10.7 million compared to $12.4 million in 2002. Sales from the Company’s Burger King restaurants were $91.8 million in the second quarter compared to $102.3 million in 2002, and EBITDA was $10.9 million compared to $13.1 million in the prior year.

Alan Vituli, Chairman and CEO of Carrols stated, “In light of our strong performance in the first half of 2002, we expected the second quarter to be a challenge. Comparable unit sales at our Burger King restaurants declined 10.5%, which in part reflected earlier trends as well as the strong results from the prior year when our comparable units increased 4.9%. Although the heavy price discounting that we experienced in late 2002 and early 2003 has subsided, a McDonalds’ large sandwich promotion and the addition of new products supported with aggressive advertising did have an impact during this timeframe and into July. More recently, however, we are beginning to see our Burger King sales trends starting to move back in the right direction including some positive momentum from the promotion of the new Chicken Caesar sandwich. New product introductions and effective advertising campaigns continue to be critical for Burger King to recapture market share.”

Sales for the Company’s Hispanic brands continued to increase due to the effect of 14 new restaurants that have been opened since the end of the second quarter of 2002. For Pollo Tropical, Carrols’ quick-casual Latin concept, sales increased 6.7% to $26.8 million in the second quarter due to six new restaurants opened over the past year. However, Pollo Tropical comparable unit sales decreased 2.1% reflecting, in part, the cannibalization effect of the Company’s newer stores. For Taco Cabana, Carrols’ quick-casual Mexican concept, sales increased to $46.7 million in the quarter from $45.6 million in 2002. Sales increases from eight new Taco Cabana restaurants opened over the past year were partly offset by a 5.5% decline in comparable restaurant sales.

Vituli continued, “The cannibalizing effect from our new store openings over the past year for both Pollo Tropical and Taco Cabana has been somewhat higher than we anticipated. Although our new store sales volumes have been better than expected, this has had an impact on our reported comparable unit performance. Taco Cabana also had difficult comparisons from the second quarter last year when our

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

comparable units were up 3.2%, and has also been affected by Taco Bell’s new product offerings and significant investment in media advertising.”

“At Pollo Tropical we are seeing positive trends in our Orlando restaurants as the economy in that market seems to be improving. Our Orlando comparable unit sales, which increased 4.3% in the second quarter, continue to improve. Sales at our South Florida restaurants have also turned positive in the third quarter as a result of expanding our hours of operation and as we cycle past the opening dates of some of the newer restaurants.”

Carrols Corporation is one of the largest restaurant companies in the U.S. operating 530 restaurants in 16 states as of June 30, 2003. It’s the largest franchisee of Burger King restaurants with 351 Burger Kings located in 13 Northeastern, Midwestern and Southeastern states. It also operates two regional Hispanic restaurant chains that operate or franchise more than 200 restaurants. Carrols owns and operates 119 Taco Cabana restaurants in Texas and Oklahoma, and franchises 10 Taco Cabana restaurants. Carrols also owns and operates 60 Pollo Tropical restaurants in South and Central Florida, and franchises 23 Pollo Tropical restaurants in Puerto Rico (19 units), Ecuador and South Florida.

This report contains certain forward-looking statements that reflect management’s current expectations and are based upon currently available data; however, actual results are subject to future events, risks and uncertainties, which could cause actual results to differ materially from those projected in the forward-looking statements. Investors are referred to the full discussion of risks and uncertainties as contained in Carrols Corporation’s filings with the Securities and Exchange Commission.

This release will be followed by an investor conference call on Wednesday August 20, 2003 at 3:00 p.m. EST. To participate in the conference call, please dial (800) 949-2486 at least 10 minutes before the call (or 703-925-2406 for international callers). A replay of the conference call will be available through August 27, 2003, by dialing (888) 229-4383 (or 703-834-7647 for international callers). The Access Code is 241928 for the replay.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Carrols Corporation

(unaudited)

(dollars in thousands)	Thirteen Weeks Ended June 30,		Twenty-Six Weeks Ended June 30,
	2003	2002	2003	2002
Revenues:
Burger King restaurants	$91,783	$102,283	$175,725	$192,792
Pollo Tropical restaurants	26,787	25,106	53,277	49,891
Taco Cabana restaurants	46,693	45,636	88,163	87,779
Franchise fees and royalty income	358	348	696	718

Total revenues	165,621	173,373	317,861	331,180
Cost of sales	45,385	48,405	87,819	92,258
Restaurant wages and related expenses	49,780	50,424	96,824	98,232
Other restaurant operating expenses	39,971	39,422	78,674	77,826
General and administrative	8,938	9,682	18,212	19,283
Depreciation and amortization	10,466	9,877	20,233	19,796

Total operating expenses	154,540	157,810	301,762	307,395

Income from operations	11,081	15,563	16,099	23,785
Interest expense	6,467	6,952	12,992	13,983

Income before income taxes	4,614	8,611	3,107	9,802
Provision for income taxes	1,893	3,306	1,321	3,761

Net income	$2,721	$5,305	$1,786	$6,041

EBITDA (1) by Operating Segment:
Burger King	$10,868	$13,051	$15,918	$20,547
Pollo Tropical	4,518	5,561	9,674	10,610
Taco Cabana	6,161	6,828	10,740	12,424

Total	$21,547	$25,440	$36,332	$43,581

Total long-term debt at end of quarter (2)			$337,033	$366,227

(1)	Earnings before interest, income taxes, depreciation and amortization.
(2)	Outstanding debt at June 30, 2003 includes $170.0 million of subordinated notes due 2008, $164.7 million outstanding under the Company’s senior credit facility and $2.3 million related to capital leases and other long-term debt.

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616

Reconciliation of Non-GAAP Financial Measures

EBITDA is presented because we believe it is a useful financial indicator for measuring the ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. A reconciliation of EBITDA to net income is as follows:

	Thirteen Weeks Ended June 30,		Twenty-Six Weeks Ended June 30,
	2003	2002	2003	2002
EBITDA	$21,547	$25,440	$36,332	$43,581
Less: Depreciation and amortization expense	10,466	9,877	20,233	19,796
Interest expense	6,467	6,952	12,992	13,983
Provision for income taxes	1,893	3,306	1,321	3,761

Net income	$2,721	$5,305	$1,786	$6,041

- END -

Carrols Corporation • 968 James Street • PO Box 6969 • Syracuse, NY 13217 • Tel: (315) 424-0513 • Fax: (315) 475-9616